UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 19, 2007

H&R BLOCK, INC.

(Exact name of registrant as specified in charter)

Missouri (State of Incorporation)	1-6089 (Commission File Number)	44-0607856 (I.R.S. Employer Identification Number)

One H&R Block Way, Kansas City, MO 64105

(Address of Principal Executive Offices) (Zip Code)

(816) 854-3000

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

As previously disclosed in a Form 8-K filed on August 22, 2007, Block Financial Corporation (“BFC”), a wholly-owned subsidiary of H&R Block, Inc. (the “Company”), is a party to a $1.0 billion Five-Year Credit and Guarantee Agreement dated August 10, 2005 and a $1.0 billion Amended and Restated Five-Year Credit and Guarantee Agreement dated August 10, 2005 (collectively, the “BFC Credit Facilities”).

On October 19, 2007, BFC drew a combined $175.0 million under the BFC Credit Facilities, bringing the total amount currently outstanding under the BFC Credit Facilities to $1.625 billion. The $175.0 million draw bears interest at the Eurodollar Rate (as defined in the BFC Credit Facilities) plus an applicable margin and is subject to adjustments as set forth in the BFC Credit Facilities. The amounts borrowed under the BFC Credit Facilities become due and payable on August 10, 2010.

The BFC Credit Facilities contain representations, warranties, covenants and events of default customary for financings of this type. One such covenant requires the Company to maintain a certain level of Adjusted Net Worth, which currently is at least $650.0 million at the last day of any fiscal quarter (Adjusted Net Worth of $1.0 billion reduced by the Company’s repurchases of its own Capital Stock subsequent to April 30, 2005 in an aggregate amount not exceeding $350.0 million). The BFC Credit Facilities also include, without limitation, covenants restricting the Company’s and BFC’s ability to incur additional debt, incur liens, merge or consolidate with other companies, sell or dispose of their respective assets (including equity interests), liquidate or dissolve, make investments, loans, advances, guarantees and acquisitions, and engage in certain transactions with affiliates.

In the event of a default by the Company or BFC under the BFC Credit Facilities, the Administrative Agent may, or at the direction of the requisite lenders shall, terminate the applicable Credit Facility and declare the loans then outstanding, together with any accrued interest thereon and all fees and other obligations of the Company and BFC under such Credit Facility, to be due and payable immediately.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

H&R BLOCK, INC.

Date:	October 25, 2007	By: /s/ Bret G. Wilson
Bret G. Wilson
Vice President and Secretary